                                                                HEI Exhibit 12.1
                                                                ----------------


Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


                                                Six months ended                    Six months ended
                                                    June 30,                            June 30,
                                       -------------------------------     -------------------------------
(dollars in thousands)                     1999 (1)          1999 (2)          1998 (1)          1998 (2)
----------------------------------------------------------------------------------------------------------
Fixed charges
Total interest charges (3).............     $ 75,187          $138,782          $ 70,530          $142,795
Interest component of rentals..........        2,225             2,225             1,766             1,766
Pretax preferred stock dividend
 requirements of subsidiaries..........        1,794             1,794             4,788             4,788

Preferred securities distributions of
   trust subsidiaries..................        8,007             8,007             6,192             6,192
                                       -------------     -------------     -------------     -------------

Total fixed charges....................     $ 87,213          $150,808          $ 83,276          $155,541
                                       =============     =============     =============     =============



Earnings
Pretax income from continuing
 operations............................     $ 69,986          $ 69,986          $ 74,592          $ 74,592
Fixed charges, as shown................       87,213           150,808            83,276           155,541
Interest capitalized...................       (1,374)           (1,374)           (3,319)           (3,319)
                                       -------------     -------------     -------------     -------------

Earnings available for fixed charges...     $155,825          $219,420          $154,549          $226,814
                                       =============     =============     =============     =============

Ratio of earnings to fixed charges.....         1.79              1.45              1.86              1.46
                                       =============     =============     =============     =============

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.

Note: Six months ended June 30, 1998 ratios have been restated to remove the effects of discontinued operations.